Exhibit 2.2

                                    Amendment No. 1
                                          to
                Asset Purchase and Sale Agreement dated as of August 13, 2000



        This Amendment No. 1 (the "Amendment") to the Asset Purchase and Sale Agreement (the "Sale Agreement"), dated as of August 13, 2000, among Trex Medical Systems Corporation ("Seller"), Trex Medical Corporation, ThermoTrex Corporation and Thermo Electron Corporation (each, a "Parent") and Hologic, Inc. ("Buyer"), is entered into this 15th day of September, 2000. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Sale Agreement.

                                           Recitals

        WHEREAS, the Seller, the Parents and the Buyer are parties to the Sale Agreement; and

        WHEREAS, the Parties desire to effect certain amendments to the Sale Agreement prior to the consummation of the transactions contemplated thereby;

        NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby amend the Sale Agreement as follows:

        1. Paragraph (x) of Section 1.1(d) of the Sale Agreement is hereby deleted and replaced by the following:

                      (x) Subject to the provisions of Section 6.1(c) with
               respect to the Fischer Litigation (as defined below) and Section 6.1(d) with respect to the IBM Claims (as defined below), all liabilities with respect to all actions, suits, proceedings, disputes, claims or investigations arising out of or related to the Business or that otherwise arise out of or are related to the Acquired Assets to the extent expressly set forth in the Disclosure Schedule;

        2. Section 6.1 of the Sale Agreement is hereby amended by adding a new paragraph (d) as follows:

                      (d) resulting from the IBM Claims (as defined in this
               Section 6.1(d) below) to the extent of any Damages (as defined in this Section 6.1(d) below) resulting from infringement of the IBM Patents (as defined in this Section 6.1(d) below) by any Products (as defined in this Section 6.1(d) below) manufactured, sold, offered for sale or used on or prior to the last expiration date of the IBM Patents and such Damages are attributable to either
               (i) the period prior to the Closing or (ii) the period from and after the Closing, subject to the limitations set forth in
               Section 6.5 below.

                             "IBM Claims" shall mean (i) any action or claim
               brought against any Buyer Indemnified Party predicated on the IBM Patents, but only to the extent that such action or claim involves any Products, and (ii) any actions or claims for indemnification or other relief brought or made by customers or


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               users of Products, based on actions or claims of infringement of the IBM Patents, based on the use or the sale of Products and filed or made by the owner or licensees of the IBM Patents.

                             "IBM Patents" shall mean United States Patent Nos.
               5,572,999, 5,445,166 and 4,751,507 (the "Original IBM Patents"),
               and any reissues, extensions, continuations, divisions or continuations in part thereof, provided that, in the case of any continuation in part, the term "IBM Patents" shall mean only those claims of such continuation in part supported by the disclosure of any of the Original IBM Patents.

                             "Products" shall mean, for all purposes of
               indemnification under this Agreement in connection with the IBM Patents and notwithstanding the definition of "Products" in
               Section 2.12(a)(xiv) above, any product manufactured, sold or offered for sale by Seller on or before the date hereof, as such product may be enhanced or improved from time to time by or on behalf of Buyer, so long as such product as so enhanced or improved is not alleged by IBM in good faith to infringe on any claims of any IBM Patents which are not infringed upon by such product as manufactured by Seller on the date hereof, or any claims of foreign counterparts of the IBM Patents whose corresponding U.S. claims, if any, are not alleged to be infringed upon by such product as manufactured by Seller on the date hereof, provided that in any such case such product is manufactured, offered for sale or sold only for the uses offered by Seller on or before the date hereof.

                             "Damages" shall mean, for all purposes of
               indemnification under this Agreement in connection with the IBM Claims and notwithstanding the definition of "Damages" in the introductory paragraph of this Section 6.1, only (i) monetary damages (including without limitation "enhanced damages"), fines, fees and interest and obligations ordered by a court in connection with the IBM Claims, (ii) all amounts payable to International Business Machines Corporation (or its successors in interest) ("IBM") in settlement of the IBM Claims, including, without limitation, any future royalties required to be paid by any Buyer Indemnified Party as a result of such settlement, (iii) any losses, including consequential damages, suffered by any Buyer Indemnified Party as a result of an injunction issued as a consequence of the IBM Claims prohibiting the sale of Products, and (iv) reasonable costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, costs of investigation and evaluation, experts and other reasonable costs, incurred in connection with the defense of the IBM Claims.

        3. Paragraphs (b) and (c) of Section 6.2 of the Sale Agreement are hereby deleted and replaced by the following:

                      (b) resulting from, relating to or constituting any
               obligations or liabilities associated with the conduct of the business or operations of the Business from and after the Closing, except to the extent that such Damages result from a


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               matter for which Buyer is entitled to indemnification from Seller pursuant to clauses (c)(ii) or (d)(ii) of Section 6.1 above
               (after giving effect Section 6.5 below);

                      (c) subject to the limitations set forth in Section 6.5
               below, resulting from or relating to the Fischer Litigation or the IBM Claims;

        4. Paragraph (b) of Section 6.4 of the Sale Agreement is hereby deleted and replaced by the following:

                      (b) Any valid claim that is properly asserted in writing
               pursuant to Section 6.3 prior to the expiration as provided in
               Section 6.4(a) of the representation or warranty that is the basis for such claim shall survive until such claim is finally resolved and satisfied; provided, however, that any valid claim that is properly asserted in writing pursuant to any of Section 6.1(c), Section 6.1(d) or Section 6.2(c) shall survive until such claim is finally resolved and satisfied.

        5. Section 6.5(b) of the Sale Agreement is hereby amended by adding a new clause (v) as follows:

                      (v) Seller shall not be liable under Section 6.1(d) unless and until the aggregate Damages under Section 6.1(d) exceed $250,000 (the "Threshold Amount"), provided that if such Damages exceed the Threshold Amount, Seller shall be liable for all such Damages without regard to the Threshold Amount.

        6. All in accordance with Section 6.3(a) of the Agreement, the Buyer Indemnified Parties shall be deemed hereby to have made a claim for indemnification with respect to Damages resulting from the IBM Claims against Seller and Parents pursuant to Section 6.1(d) of the Agreement, and Seller and Parents shall be deemed hereby to have assumed control of the defense thereof with Fish & Richardson, P.C. as counsel (which counsel is satisfactory to the Buyer Indemnified Parties).

        7. Article X of the Sale Agreement is hereby amended by adding a new
Section 10.11 as follows:

                      10.11  Transitional Services.

                             (a) Services; Fees; Terms. Buyer agrees to perform
                      for Seller, in accordance with the terms and provisions of this Section 10.11, the services described in Exhibits I and II attached hereto (collectively, the "Transitional Services") upon the terms specified in Exhibits I and II. From time to time, Seller may request of Buyer that additional services not included in the Transitional Services be provided by Buyer. Buyer and Seller shall use good faith efforts to agree upon the provision of such additional services and the fees therefor, and upon such agreement, such additional services shall be deemed "Transitional Services" for purposes of this Agreement. Buyer shall use commercially reasonable efforts in the timely performance of the Transitional Services and Seller


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                      shall use commercially reasonable efforts to cooperate
                      with Buyer in connection with the provision of the Transitional Services. Seller agrees to pay to Buyer a fee for each of the Transitional Services actually provided by Buyer as specified in Exhibit I attached hereto.

                             (b) Independent Contractor Status. Buyer shall
                      perform all Transitional Services as an "independent contractor" and not as an agent of Seller. Buyer is not, in connection with the performance of Transitional Services hereunder, authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of Seller or to bind Seller in any manner.

                             (c) Confidentiality. Each of Buyer and Seller shall
                      hold, and shall use reasonable efforts to cause its Affiliates, consultants and advisors to hold, in strict confidence all information concerning the other obtained in connection with the provision of Transitional Services (except to the extent that such information (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving Party in violation of the terms of this Section 10.11(c), (ii) was within the possession of the receiving Party prior to it being furnished to the receiving Party by or on behalf of the other Party or learned by the receiving Party in connection with the performance of Transitional Services, provided that the source of such information was not known by the receiving Party at the time of receipt to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the other Party or any other party with respect to such information, (iii) is or becomes available to the receiving Party from a source other than the other Party, provided that such source is not, to the knowledge of the receiving Party at the time of receipt, bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the other Party or any other party with respect to such information, or (iv) was or is independently developed by the receiving Party without utilizing any such information or violating any of the receiving Party's obligations under this
                      Section 10.11(c)), and each Party shall not release or disclose such information to any other person, including without limitation its auditors, attorneys, financial advisors, bankers and other consultants and advisors, unless compelled to disclose such information by judicial or administrative process or by other requirements of law or so as not to violate the rules of any stock exchange; provided, however, that in the case of disclosure compelled by judicial or administrative process, the disclosing Party shall (to the extent permitted by applicable law) notify the non-disclosing Party promptly of the request or requirement so that the non-disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this Section 10.11(c). If, in the absence of a protective order or the receipt of a waiver hereunder, a Party is compelled to disclose any such information by judicial or administrative process, such Party may so disclose such information; provided, however, that, at the written request of the


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                      non-disclosing Party, the disclosing party shall use
                      commercially reasonable efforts to obtain, at the expense of the non-disclosing Party, an order or other assurance that confidential treatment will be accorded to such portion of such information required to be disclosed.

                             (d) Employment Relationships. Except to the extent
                      specified on Exhibits I and II, employees of Buyer engaged in performing the Transitional Services shall under no circumstances be, or be deemed to be, employees of Seller. Buyer shall have full and exclusive liability for the payment of worker's compensation or employer's liability insurance premiums with respect to such employees and for the payment of all taxes, contributions, withholdings or other payments for unemployment compensation or severance, termination, retirement, old age or other benefits, pensions, annuities or other obligations or liabilities of any nature now or hereafter imposed upon employers by the relevant government in respect of such employees, measured by the wages, salaries, compensation or other remuneration paid to such employees or otherwise, and Buyer shall make such payments and shall make and file all reports and returns and do all other things necessary to comply with the law imposing such taxes, contributions, withholdings or other payments.



                         [Remainder of page intentionally left blank]





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        IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

                                     SELLER:

                                     TREX MEDICAL SYSTEMS CORPORATION
                                     By:_________________________________
                                     Kenneth J. Apicerno, Treasurer

                                     BUYER:

                                     HOLOGIC, INC.
                                     By:_________________________________
                                     Glen P. Muir, Chief Financial Officer

                                     PARENTS:

                                     The undersigned hereby enter into this
                                     Amendment for the purpose of agreeing to the amendment of the Agreement as set forth herein.

                                     TREX MEDICAL CORPORATION
                                     By:_________________________________
                                     Kenneth J. Apicerno, Treasurer

                                     THERMO ELECTRON CORPORATION
                                     By:_________________________________
                                     Kenneth J. Apicerno, Treasurer



                                [Signature page to Amendment No. 1]





leonard pierce - z:\legal\891.98.699\hologic\amendment no 1-091500.doc




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                                          Exhibit I
                                   Trex Medical Corporation
                        Future Trex-Trophy/Trex Medical Support Costs


I.  Facilities
    37 Apple Ridge Road
        Trex-Trophy 2,615 sq. ft. @ $18.03 incl. utilities             $  47,100
    Trex Medical Finance
        2,000 sq. ft. @ $18.03 (includes 1,000 sq. ft. of
        warehouse) - a)                                                   36,100
    Receptionist at 37 Apple Ridge Road
        27,000 + 30% benefits x .70 (percent of time for Trex-Trophy) 24,600 Security
        $171,600/123,000 sq. ft. x 5,615                                   7,800

Hologic Calculation

    Needs to include common area usage factor
    Rate is blended with warehouse space, yet higher priced office space being rented Needs to include o/h, administrative costs or profit allocation Needs to include insurance Space usage and rate is an estimate, on the low side

Hologic's Rate

    4,615 sq ft at 37 Apple Ridge including security and available furniture
        $15,000/month
    no receptionist planned, transfer Alice to Trex Trophy payroll
    Grey's Bridge - no space available, Trophy to pay full monthly rental until vacated $5,500/month

Manufacturing
        1 indirect @$29,763 + 30% benefits                                38,700
        assessed by Manufacturing

Hologic Calculation

    Currently using 1 indirect for shipping/receiving
    For up to first three months only, they need to hire a person
    Additional data entry will be required due to split system



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Hologic's Rate

    Will make available one person to provide shipping/receiving services on a temporary basis, will be increased if volume increases, review after first two months$5,000/month

Finance and MIS
        5% of total Danbury MIS $646,500
        (includes e-mail, voicemail, telephone)                           32,300
        Data Works service contract                                        3,000
           5% of $60,500
        800 Line Customer Service (three lines)                            4,700
           15% of $31,200
        Accounts Payable, cash reporting - b)
           1/4 my @ $40,000 + 30% benefits                                13,000

Hologic Calculation

    5% allocation and total costs are understated international costs cannot be tracked and included needs to include support services

Hologic's Rate

    For basic MIS services, not including application support separately billed
        $10,000/month
    Doesn't include providing Accounts payable function, that service covered below

IV. Engineering
        (FDA Support) - man months effort
        $64,500 + 30% benefits x .17                                      14,300

Hologic's Rate

    N/A - not providing any FDA related or engineering services
    If any transfer of data is necessary, the appropriate bill will be generated at $1,000/day

V.  Furniture and PC Rental
        PC's - 5 @ $2,500 / 3 yr life                                      4,200
        Furniture - 5 @ $5,000 / 5 yr life                                 5,000
        Conf. Room Furniture - 1 @ $5,000 / 5 yr life                      1,000
                                                                       ---------
                                            Total                       $231,800
                                            Per month fee                $19,317



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Hologic's Rate

    Furniture is provided in facility rental above
    5 pc's are not available for rent. Include software, monitor and keyboard and can be purchased for $4,500 apiece. Price does not include printers or other peripherals.
    One laser printer is required to be dedicated for Trophy checks, purchased for $2,500.

VI. Services

Note:   (a - warehouse space should be less expensive than office space.
Forecast assumes same cost per square foot.
        (b - Forecast assumes that finance employees will be hired by Trex Medical for direct support. Minimal allocated accounting from Hologic is included. If direct finance employees are not hired, the following allocated costs may apply to the above rate until employees are hired.

        Accounts Receivable/Collection
           1/2 my @ $40,000 + 30% benefits                               $26,000
        Payroll, General Accounting
           1/4 my @ $40,000 + 30% benefits                                13,000
        General Ledger Maintenance for Trex Medical and Trex-Trophy
           1/4 my @ $55,000 + 30% benefits                                17,900
                                                                       ---------
                                            Total                        $56,900
                                            Per Month                     $4,742
Hologic Calculation

    A/P and cash reporting currently takes over 1/2 month
    Time allocation for other services understated
    No credit approval or collection services will be provided
    Salaries are understated
    NoNeed to allocate supervisory expenses and overhead costs
    Separate systems will increase reporting and workload
    Field service support needs to be added. Currently two people to transact parts, handle service calls and provide dealer support. Lorad will provide one person and supervise a person to be provided by Trophy. Currently Trophy has two field service personnel, one is not welcome at LoRad for work related reasons.

Hologic's Rate

For the five basic modules, the pricing is as follows:
    Accounts payable and cash reporting                             $7,500/month
    Accounts receivable and cash application                        $7,500/month
    Payroll                                                         $3,750/month
    General accounting and general ledger maintenance              $10,000/month
    Field service support (one person and supervision)              $7,500/month



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VII.       Other
    Cancelable by either party with 90 day notice.
    Prices indicated above are firm for the first 90 days
    Prices may be adjusted after the first 90 days, with 30 day notice and by mutual agreement, based on changes in workload from the above outline No rights of survivorship if Trophy sold Monthly payments are due in advance
    No set off against any other amounts owed by Hologic
    September's payment is due in advance and is at the full monthly rate (not prorated), as added set-up will be incurred in September.


Agreed that Marissa, Alice and John Gemma will remain on Trex Medical's payroll on the date of closing and not become transferred employee's to Hologic.




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                                   Exhibit II
 Request for Services to be provided by Hologic for Trex-Trophy and Trex Medical


    1.  System Access
        No transactions may be processed on the system by non-Lorad employee's. Lorad will process transaction's per Trophys' instructions until the system can be segregated or a copy of the system made. Look up function capability will be provided including reporting capabilities and inquiry access.

    2.  General Ledger Maintenance
        Trex Medical - will provide a separate copy of the general ledger on Data Flow system and provide maintenance services as soon as reasonably practical. Until then Lorad will process transactions, provide reports requested, and provide viewing/inquiry capabilities if practical.

        Trex Trophy - will provide duplicate copy of Data Works system as soon as reasonably practical. This will allow Trophy to perform their own transactions. Until then, Lorad will process all transactions on Trophy's behalf, provide reports and account detail as requested. Access to view accounts and perform inquiry functions will be provided as soon as practical.

    3.  Accounts Payable
        Maintain accounts payable system and process payments for Trex-Trophy and Trex Medical. Provide requested reports and account information. Payments will be approved by Trex Medical. Run checks with Trex Medical logo weekly as a separate check run.

    4.  Billing and Cash Applications
        Report cash payments received from customers through lock box arrangement. Provide details of all miscellaneous cash receipts. Establish general ledger accounts to track receipts for Trex-Trophy and Trex medical. Provide customer accounts receivable details and balance to permit follow-up collection action.

    5.  Training
        Provide for the transfer of data and information to Trex Medical and Trex Trophy employee's, including initial start up and initialization of the system, system overview and system instruction. Training of Trex Medical/Trophy finance employees in job responsibilities or job functional areas (processing, billing, payables, payroll, general ledger, etc.) will be provided as requested, agreed upon in advance by Trex, and billed at $1,000/day. Provide accounting services until temporary or permanent employees can be hired by Trex Medical to perform the tasks.



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    6.  Field Service Access to Data Works System
        Provide inquiry only access to Data Works system for handling customer service calls for Trex- Trophy and tracking service history and installed base of equipment. Provide support and supervisory function to transact parts, handle service calls and support dealers.

    7.  Work Tools
        Provide for the following tools to be used by Trex Medical and Trex-Trophy employees.
           a. Sell to Trex Medical/Trophy 2 lap Top PC's and 3 desk top PC's \ from current stock for finance employees
           b. Provide available furniture for 5 finance employees. Senior VP Finance Controller Collection Specialist/General Accountant Payroll, filing, accounting administrator Secretary/Clerk
           c. Furniture for conference room
           d. Telephone and telephone service for all Trex-Trophy and Trex Medical employees
           e. Voice-mail and e-mail for all Trex-Trophy and Trex Medical employees
           f. On-going MIS support for Data Works system